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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Prospectus Summary
- Summary Consolidated Financial Information," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Internal Control Over Financial Reporting," "Changes in Certifying Accountants" and "Experts" and to the use of our report dated July 12, 2005 on the consolidated financial statements of Narrowstep Inc., included in Post Effective Amendment No. 3 to the Registration Statement (Form SB-2 No. 333-108632) and related Prospectus of Narrowstep Inc. for the registration of 14,171,884 shares of its common stock.


                                                /s/ Ernst & Young LLP
                                                Ernst & Young LLP

London, England

November 7, 2005